Exhibit 5

[LETTERHEAD OF BURNS & LEVINSON LLP]

March 7, 2008

Allied Nevada Gold Corp.

9604 Prototype Court

Reno, Nevada 89521

Re:	Registration Statement on Form S-1 (No. 333-148760)

Ladies and Gentlemen:

We are acting as counsel to Allied Nevada Gold Corp., a Delaware a corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-1, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the Company of shares of the Company’s common stock, par value $0.001 per share up to an aggregate maximum offering price of $50 million (the “Shares”, which term includes shares of the Company’s common stock that may be issued and sold by the Company pursuant to an over-allotment option granted to the underwriters of the offering), to be sold pursuant to the terms of an underwriting agreement to be executed by the Company and Cormark Securities Inc. and GMP Securities Inc., as representatives of the underwriters listed on Schedule 1 thereto.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions applicable thereto.

Based upon the foregoing, we are of the opinion that when the Registration Statement relating to the Shares has become effective under the Act, the terms of the sale of the Shares have been duly established in conformity with the Company’s certificate of incorporation and, when issued, sold and delivered as described in the Registration Statement, the Shares will be duly authorized and validly issued and fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/  BURNS & LEVINSON LLP

BURNS & LEVINSON LLP